Exhibit 99.1

FOR IMMEDIATE RELEASE

JEN WONG APPOINTED CHIEF OPERATING OFFICER OF TIME INC.

NEW YORK, NY (September 15, 2016) — In his first move as President and CEO of Time Inc. (NYSE: TIME), Rich Battista today announced that Jen Wong has been named Chief Operating Officer of the company, effective immediately. Wong joined Time Inc. in December 2015 as President of Digital.

In this newly created role, Wong will work closely with Battista on the company’s overall strategy and execution. While maintaining her oversight of Time Inc.’s digital operations and strategy, digital product development and engineering and The Foundry, the state-of-the-art creative lab and content studio, Wong is also assuming oversight of the company’s Consumer Marketing + Revenue division including Synapse, Bizrate Insights and TCS. Leslie Dukker Doty, Executive Vice President, Consumer Marketing + Revenue, will now report to Wong. Doty joined Time Inc. earlier this year.

“I’m thrilled to appoint Jen to this important role as we accelerate our transition into a full-fledged multimedia company. No one understands the transformation occurring in the media industry better than Jen, and it is critical that our COO has a strong digital foundation as we expedite Time Inc.’s return to growth,” said Battista. “Jen has made invaluable contributions to our company in a short amount of time and I look forward to relying on her expertise and counsel as we boldly move ahead.”

Battista continued, “Aligning Leslie’s strong direct marketing experience and Jen’s digital skills particularly in commerce will unite and further drive our dynamic capabilities in the critical consumer marketing space. Leslie’s proven track record of driving consumer marketing transformation for global companies is already helping facilitate the acceleration of our consumer marketing revenue growth in her short tenure.”

Wong commented, “I’m excited to work closely with Rich and the executive team on growing Time Inc. Our brands are the most trusted and beloved, and they each have enormous potential to deepen and extend their relationship with consumers. Leslie and I have already become close partners and I look forward to working with her and her talented team on building out greater digital and data-driven capabilities that will make our consumer marketing business even more competitive and agile.”

Wong joined Time Inc. from POPSUGAR, Inc., where she was Chief Business Officer. From 2011 to 2015, she led business operations and growth strategies for the company’s media and commerce businesses. She grew the POPSUGAR and ShopStyle brands internationally while also expanding the company’s ad products, video business, commerce revenue and other high-growth revenue streams and businesses. Wong previously held several executive management roles at AOL and, earlier in her career, worked with a range of digital media and technology clients at McKinsey & Company. A Harvard Business School graduate, Wong received a master’s degree in engineering economic systems and operations research from Stanford University after graduating from Yale University with a degree in applied mathematics.

ABOUT TIME INC.

Time Inc. is one of the world’s leading media companies, with a monthly global print audience of over 120 million and worldwide digital properties that attract more than 150 million visitors each month, including over 60 websites. Our influential brands include People, Sports Illustrated, InStyle, Time, Real Simple and Southern Living, as well as more than 50 diverse titles in the United Kingdom.

CONTACTS

Jaison Blair, 212-522-5952, jaison.blair@timeinc.com

Jill Davison, 212-522-0105, jill.davison@timeinc.com